UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2016

SEACHANGE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-21393	04-3197974
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Nagog Park, Acton, MA	01720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (978) 897-0100

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Fiscal 2017 Compensation and Bonus Plans

On May 2, 2016, the Compensation Committee of the Board of Directors of SeaChange International, Inc. (“SeaChange”) established the fiscal year 2017 short-term incentive bonus plans (the “2017 Plans”) for Anthony Dias and David McEvoy, each a named executive officer of SeaChange.

The below-described 2017 Plans were established by the Compensation Committee of the Board of Directors of SeaChange after giving consideration to compensation practices of SeaChange’s peer companies, and commentary regarding executive compensation trends and practices, including that published by Institutional Shareholder Services.

Under the 2017 Plans, Mr. Dias will be eligible to receive a target bonus of 60% of his base salary and Mr. McEvoy will be eligible to receive a target bonus of 50% of his base salary.

The bonuses are payable in cash and are earned based on SeaChange achieving certain overall company financial objectives for fiscal 2017 related to Total Revenue and Non-GAAP Operating Income and based on individualized performance-based objectives.

The bonuses are determined upon conclusion of SeaChange’s 2017 fiscal year.

The 2017 Plans provide that the Compensation Committee has the discretion to determine the amount paid under the plans, whether or not the criteria are satisfied. The 2017 Plans also provide that the amount payable may be adjusted upward or downward in predetermined amounts if actual performance exceeds or is below the target financial criteria, with a specified maximum upward adjustment of twenty-five percent above target based upon each of Non-GAAP Operating Income and Total Revenue.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Anthony C. Dias
Anthony C. Dias,
Chief Financial Officer, Senior Vice President Finance and Administration, and Treasurer

Dated: May 6, 2016